EXHIBIT 21.1

Subsidiaries of Cheniere Energy Partners LP Holdings, LLC*

Name of Subsidiary	Jurisdiction of Formation
CQH Holdings Company, LLC	Delaware

*	CQH Holdings Company, LLC will be the sole subsidiary of Cheniere Energy Partners LP Holdings, LLC upon consummation of the initial public offering of Cheniere Energy Partners LP Holdings, LLC.